EXHIBIT 10.4
CONFIDENTIAL MATERIALS OMITTED — ASTERISKS (*) DENOTE OMISSIONS
2007 Global Performance Bonus Plan

I.	Introduction
          This 2007 Global Performance Bonus Plan (the “Plan”) contains highly confidential information about the revenue and operations of Sapient Corporation and its consolidated subsidiaries (individually or collectively, the “Company” or “Sapient”). This Plan may not be shared with anyone outside of Sapient, and each person is required to keep this Plan and its contents confidential at all times. Except as otherwise permitted by law, disclosure of this Plan to anyone not an employee of Sapient is a violation of whichever of the following agreements has been signed by the Participant: Sapient Nondisclosure, Nonsolicitation and Noncompete Agreement; Agreement Re: Nondisclosure, Nonsolicitation and Noncompetition; Employment Agreement; Confidentiality Agreement and/or any agreement between the Participant and Sapient pertaining to nondisclosure of confidential information (collectively, “Employee NDA”).

II.	Philosophy & Purpose
          The purpose of this Plan is to reward qualified, eligible Participants who achieve certain Company, group and individual goals during a period when the Company and/or its Business Units (“BUs”) have also achieved certain financial performance goals. This Plan is designed to:
♦	Drive Winning Performance across the Company

♦	Promote a mindset of company success as well as BU/GSS team success

♦	Provide a clear connection between people’s everyday actions and company success

♦	Promote alignment with the Company’s Strategic Context

♦	Differentiate payout based on individual performance

♦	Provide for holistic assessment, taking into account various performance aspects, including client satisfaction, revenue, client margin, recurring revenue, fostering Strategic Context connection, morale, turnover, leadership, utilization, compliance with the Company’s policies and procedures, etc.
          Receipt of a bonus under this Plan is not guaranteed, but rather depends on Company, group and individual performance. During periods when the Company and BUs achieve their financial performance goals, Participants will have the opportunity to earn a bonus. However, if achievement of individual, group or Company performance falls short of expectations, Participants may qualify for a limited bonus, or possibly no bonus, as determined by the Company in its sole discretion. For the avoidance of doubt, nothing in this Plan entitles any Participant to a contractual right to any bonus.

III.	Effective Date
          This Plan is effective January 1, 2007, and covers the period from January 1, 2007 through December 31, 2007 (the “Plan Period”), and for the purpose of determining eligibility only (as setout in Sections IV and IX below) through the day payouts are made under this Plan, in each case, inclusive, unless modified or terminated earlier as provided for in this Plan. All prior bonus plans have expired of their own terms or have been revoked and withdrawn. This Plan supersedes all prior written or oral bonus plans, promises, agreements, practices, understandings, negotiations and/or incentive arrangements.

IV.	Eligibility
          A person who is eligible to participate in this Plan (a “Participant”) must meet the following criteria during the Plan Period and from the end of the Plan Period through the date payouts are made:
A. He or she must be assigned one of the following titles by Sapient: Associate, Senior Associate, Specialist, Senior Specialist, Manager, Senior Manager, Director, Vice President, Senior Vice President, Executive Vice President, and Executive Officer. In addition, people participating in any other bonus plan are not eligible to participate in this Plan, except as it applies to people participating in the 2007 Government Services Bonus Plan.
B. He or she must be employed in a position that is determined by Sapient to be non-overtime-eligible (e.g. an exempt role)
C. He or she must be actively employed by Sapient in an eligible title during the entire Plan Period and from the end of the Plan Period through the date any payout is made under this Plan, except for people who are hired and commence employment with Sapient in 2007 (as discussed below) and in certain other circumstances where a pro rata bonus may be paid (as discussed below). A person who is hired and commences employment with Sapient during 2007 is eligible as a Plan Participant for a pro rata portion of any bonus or incentive deemed earned and payable under this Plan by the Company, if he or she is hired and actively working at Sapient on or before December 15, 2007 and he or she otherwise remains actively employed by the Company through the date any payout is made under this Plan. Notwithstanding anything to the contrary, in the event a person who is otherwise eligible under this Plan is on an expatriate assignment or an assignment outside his or her home office country, the Company may vary or change the terms of this Plan in its sole discretion for that individual as it believes circumstances warrant, or the Company may in its sole discretion assign the person to another plan. No contractors are eligible to participate in this Plan, whether or not they have signed contracts with the Company, and regardless of whether any court or administrative governmental body makes any kind of determination as to their status as other than contractor;
D. He or she has complied and is complying with all of his or her obligations under his or her Employee NDA or Employment Agreement, as the case may be;
E. He or she (i) has not received any loan or advance from Sapient, (ii) has not been paid an excess draw from any prior bonus or incentive plans which remains unpaid as of the day payouts are made under this Plan or (iii) does not have any outstanding repayment obligations with respect to an expatriate assignment or tax equalization as of the day payouts are made under this Plan, UNLESS he or she (a) has agreed in writing to regular payroll deductions for repayment of the loan, advance or excess draw, and (b) prior to the payout of any bonus or incentive under this Plan repays Sapient the full amount of the loan, advance or excess draw, or in Sapient’s sole discretion agrees in writing to apply the amount of any then-current bonus or incentive payout toward repayment of such loan, advance or excess draw;
F. He or she is not an employee entitled to the protections of the (Indian) Payment of Bonus Act, 1965 (as the same may be amended).

V.	Plan Components
          The components of this Plan include: (A) funding of a pool available for bonuses based on Company performance, and (B) distribution to individuals of any bonus pool made available to BUs or GSS Teams based on team and personal performance against criteria determined by the Company, BUs, and/or GSS Teams.

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A.	Funding and Allocation of Bonus Pool
1. Funding and Allocation Mechanisms. Funding and allocation of a bonus pool to BUs, and GSS Teams and receipt of bonuses under this Plan are all contingent on the Company’s achieving a satisfactory level of financial performance in the Plan Period. If the Company determines that it can fund and allocate a pool for bonuses under this Plan, the Company determines in its sole discretion the size of the pool. Any level of full or partial bonus pool funding will be determined by the Company in its sole discretion. If the Company exceeds its annual operating margin target, then the Company will determine in its sole discretion whether or not it will increase bonus pool funding. In any event, *% of pre-bonus operating margin is the maximum amount available for a bonus pool under this Plan.
a. Allocation to BU and GSS Teams. Whether or not the Business Units or GSS Teams receive funding and allocation of a bonus pool under this Plan, if any, is contingent on the Company’s 2007 achievement of operating margin, measured in dollars, against its 2007 operating margin target (the “Company Margin Component”). Once funded, the bonus pool will be allocated to a BU in accordance with that respective BU’s performance against its 2007 profit targets. Allocation to the GSS teams will generally be in accordance with the Company’s profit performance. Note that if total allocations and payouts would take Sapient into a loss position or to a level of profitability determined unacceptable by the Company in its sole discretion, then the Company will reduce funding and allocation and prorate such reduction across the BUs accordingly. Also, BUs may not pay bonuses under this Plan in excess of their funding and allocations.
b. Additional Funding and Allocation Information. The determinations of Company operating margin profitability or loss (if any) shall be made by the Company in its sole discretion. The Company, acting in its sole discretion, will set Company operating margin dollar targets and contribution margin percent targets for the Plan Period.
     The CEO and CFO have the discretion to approve different revenue growth goals, a different operating margin target for the Company and different contribution margin percent. In such event, the applicable formulas in this Plan will be revised and this Plan amended accordingly.
     After allocations, if any, have been made to BUs and GSS Teams, the amount of any allocation remaining, if any, after calculation of individual distributions will then be returned to the Company and may be used for discretionary bonuses to individuals in the Company (any one or more BUs, or on any one or more GSS Teams, as determined by the Company in its sole discretion); provided that such individual discretionary bonus payouts are approved by the Compensation Committee of the Board of Directors.
2. Interim Payout. In the event that the Company makes an interim payout as determined at the Company’s discretion, the funding and allocation to BU and GSS Teams and payouts to Participants will be based on the Company’s progress toward 2007 financial goals and be made generally in accordance with the terms of this Plan, except that Plan terms and conditions will relate to the time period through the payout period’s effective date and provisions relating to eligibility and employment termination will apply with respect to the date any payout is made, rather than the date of payout for the Plan Period. Also, to be eligible for an interim payout, a Participant must have started employment with the Company prior to January 1, 2007. In the event that the Company does an interim payout, any amount paid to any Participant in connection with an interim payout will be deducted from any bonus payout made under this Plan after the close of the Plan Period.
3. Potential Scenario of No Funding or Allocation. Although the Company is optimistic that it will operate profitably in 2007, the Company will not fund or allocate any bonus pool or pay any bonuses under this Plan if the Company has an annual loss for 2007 (after accounting for bonuses and including 2007 restructuring costs, if any), notwithstanding anything to the contrary and regardless of the performance of any person, team, BU or GSS Team. The Company will consider whether its financial performance justifies the funding of a pool available for payment of any bonuses under this Plan. The determination of Company profitability or loss (if any) shall be made by the Company in its sole discretion.

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B.	Distribution to Individuals
1. Target Bonus Opportunity Tracks. This Plan features three “tracks” at the level of individual distributions based on Plan metrics. Participants in this Plan who are not Directors, VPs or higher may be on Track A or Track B. Participants in this Plan who are Directors, VPs and higher are on the Director/VP Track. Subject to funding and allocation to the applicable BU or GSS Team, the range of individual bonus payouts is based on Track assignment and dependent on each individual’s “Individual Payout Percentage” (as that term is defined below). Subject to funding and allocation, target bonus opportunities for each of the tracks are as follows:
•	Track A Participants have a target bonus opportunity of *% of base salary

•	Track B Participants have a target bonus opportunity of *% of base salary

•	Director/VP Track Participants have individual set amounts for their target bonus opportunity (expressed in their local currency) and sometimes referred to in this Plan as “Performance Incentive”.
When a Participant’s entry into this Plan becomes effective, he or she will be informed of his or her applicable track, or for Directors and VPs, his or her Performance Incentive. When the base salary used in the calculation of bonus payout, it is a Participant’s base salary in his or her home office country, unless the applicable BU Lead or GSS Lead determines otherwise. Changes between tracks are not generally permitted during the Plan Period except in the event of a promotion or title change, in which event the Participant’s BU Lead or GSS Team Lead will determine which track is appropriate for the Participant.
2. Assessment and Determination of Individual Performance Percentage Achieved. Subject to funding and allocation to BUs and GSS Teams, distributions to Participants within those groups that receive funding and allocation will be made based on a Participant’s Track assignment and his or her respective BU Lead or GSS Team Lead’s assessment of the Participant’s performance in certain categories, which may vary by title, and in some cases by individual. This assessment will be reflected in his or her “Individual Performance Percentage” which, as detailed below, will become part of the final bonus payout calculation.
a. Non-Business Lead Participants. For Participants on the Director/ VP track, it is anticipated that BU Leads and GSS Team Leads will establish performance criteria and/or goals for each such Participant who is not a Business Lead (“Non-BL Participant”) in their respective groups. Specific metric targets are not required, and the criteria and/or goals may be set by title groups or at the individual level. The performance criteria and/or goals for these Participants may include the following:
♦	Client Satisfaction

♦	Client and/or Engagement Recognized Revenue

♦	Client Contribution Margin and/or Engagement Margin

♦	Utilization

♦	People Satisfaction and Turnover

♦	Fostering Strategic Context connection

♦	Leadership

♦	Winning Performance Score

♦	Compliance with the Company’s policies and procedures

♦	Team’s performance to budget
     BU Leads and GSS Team Leads may also establish other performance criteria and/or goals for Non-BL Participants on the Director/ VP track in their BUs or on their teams, respectively. In general, the Winning Performance Scores of Participants on Track A and B will play a significant part in the assessment and determination of such the Individual Performance Percentage. This, as well as other performance criteria such as utilization and compliance with company policies and procedures, will ensure that individual assessment is holistic (e.g., includes metrics as well as team building, leadership, fostering our Strategic Context, building a great business, etc.) and discretionary, not formulaic or based solely on targets or metrics.

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     Individual performance criteria and/or goals for Non-BL Participants are subject to change in the BU Lead’s or GSS Team Lead’s sole discretion. Subject to the terms and conditions of this Plan, a BU Lead, or GSS Team Lead may assign various levels of priority to the performance criteria and/or goals in the list above (and other criteria and/or goals as determined by the BU Lead or GSS Team Lead).
     After the close of the Plan Period, BU Leads and GSS Team Leads will assess each person’s performance against the criteria and/or goals set by the BU Lead or GSS Team Lead and assign that Participant a percentage representing his or her level of achievement (the “Individual Performance Percentage”).
     The average bonus payout, if any, for more senior people (managers and above) will in general closely correlate to the overall performance of that BU or GSS team. Further, average bonus payouts at junior career stages across the company will be in line with the company average.
b. Business Lead Participants. A Business Lead (BL) is a Company employee who leads one of the Company’s business teams, denoted internally as an animal or color team. Each BL will be given a individual profit target which his or her respective business team is expected to generate during 2007. A BL Participant’s bonus will largely be determined by the actual profit amount of his/ her business team relative to the target profit amount. At the end of the Plan Period, the respective BU Lead will determine a VFactor score for each BL (from *% to *%) in his discretion based on one or more of the following factors:
•	EM revenue in the BL’s team

•	SAP revenue in the BL’s team

•	Quarter to Quarter average sequential growth rate targets (starting Q4 2006)

•	BU turnover

•	BU Client Satisfaction

•	BU DSO

•	Winning Performance Score
The VFactor will then be included in the bonus calculation as set forth in the payout formula provided in Section V.B.4.b. below.
3. Further Information on Performance Criteria. All Participants will be evaluated on their Winning Performance Score (WPS) during the Plan Period. In addition to the WPS, BU Leads and GSS Team Leads may set other performance criteria and/or goals for one or more Participants, as the BU Leads and GSS Team Leads determine is appropriate for their units, the business of the Company and the applicable Participants. For example, GSS Team members may be evaluated on their team’s performance to budget. Executive leadership may also set performance targets and/or goals for Executive VPs and Sr. VPs that include the criteria listed in this section as well as other performance targets and/or goals.
4. Individual Distributions.
a. Non-BL Participants. Provided that a BU or GSS Team receives bonus funding and an allocation, and subject to pool and allocation size, a Non-BL Participant’s bonus will be calculated based on his or Individual Payout Percentage (determined by the applicable BU or GSS Lead in accordance with the performance criteria set forth above), the applicable % of Company or BU Funding, and the Target Bonus Amount (e.g. for a person on Track A, the “Target Bonus Amount” would be *% of his/her base salary) as follows:
Bonus Payout = (Target Bonus Amount) x (Company or BU Funding Percentage) x (Individual Performance Percentage)

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If the bonus pool is not fully funded, or if a Participant’s BU or GSS Team receives less than full allocation, then payouts will be proportionately lower, even if individual performance is at or above *%.
b. BL Participants. Provided that a BU or GSS Team receives bonus funding and an allocation, and subject to pool and allocation size, a BL Participant’s bonus will be calculated based on the following formula:
Bonus Payout = (Target Bonus Amount) x (BU Funding Percentage) x (Percentage Achievement of Profit Target) x (*% + VFactor)
If a BL Participant’s BU receives less than full allocation, then payouts will be proportionately lower, even if a BL Participant’s achievement of his or her profit target is at or above *%.

VI.	Timing of Payouts; Prorations; Currency

A.	Timing
          Following the closing of the Plan Period, a number of calculations need to be made by the Company to determine individuals’ bonus or incentive results. Accordingly, any annual payouts will be made in the Sapient pay period following completion of the calculations.

B.	Prorations
          If a prorated bonus or incentive is payable, the following rule applies: Proration will be calculated on the basis of 0.083 for each full calendar month of eligibility, as outlined in the following table:

# of Months	Proration
1	0.083
2	0.167
3	0.250
4	0.333
5	0.417
6	0.500
7	0.583
8	0.667
9	0.750
10	0.833
11	0.917
12	1.000
          To the extent any bonuses or incentives are paid under this Plan, if a date is not otherwise specified in this Plan for a proration, then for a month to be included in a proration calculation, the event giving rise to the proration must occur on or before the 15th of a month. If such event occurs after the 15th of a month, the next calendar month will be considered the first month of the occurrence for purposes of proration. In the event of any proration of year-to-date amounts, any previous payouts will be deducted.
          The circumstances that may warrant pro rata payment include but are not limited to:
•	Base compensation changes;

•	Target bonus opportunity changes;

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•	Bonus Track changes;

•	Commencement of employment and new entrance into this Plan;

•	Certain title changes (as described below);

•	Certain re-assignment among BUs (as described below); and

•	Qualified leave of absence, disability or death of Participant (as discussed below).

C.	Currency
          All currency figures in this Plan are expressed in U.S. dollars, unless stated otherwise in this Plan, but payout calculations and payments are done in local currency. In performing currency conversions, if any, Sapient will apply commercial exchange rates determined by Sapient in its sole discretion.

VII.	Title Changes
          A person ceases to participate in this Plan if he or she changes to a Sapient title or job that is not eligible under this Plan. If a person remains employed by the Company but moves to a title or job that is not eligible under this Plan, then the time the person is considered eligible under this Plan will be pro-rated subject to the proration rules of this Plan. If a Participant remains on this Plan for the entire Plan Period but during that time switches to a different title also covered by this Plan, then the time spent in each title will be prorated, as applicable, subject to the proration rules of this Plan.
          If a Participant’s regular BU assignment changes within the Plan Period (as approved by appropriate BU management and recorded in the Company’s HRMS system), at the end of the Plan Period, then the time spent in each BU will be prorated subject to the proration rules of this Plan.

VIII.	Termination of Employment

A.	Effect of Termination
          Participants must be employed by the Company in an eligible title through the entire Plan Period and through the day payouts are made for the Plan Period to receive a payout under this Plan, subject to applicable local law. Therefore, employees whose employment terminates for any reason, whether voluntarily or involuntarily, before the end of the Plan Period or the day payouts are made for the Plan Period are not eligible for any payout under this Plan, subject to applicable local law.

B.	No Extension
          A Participant’s right to receive payment or participate in this Plan shall not be extended beyond his or her last day of active employment because he or she receives pay in lieu of notice in accordance with his or her Employment Agreement.

IX.	Leaves of Absence and Short Term Disability
          If a Participant takes an approved leave of absence (including a medical leave under the Company’s Short-Term Disability Program) during the Plan Period for fewer than 30 days, no adjustment will be made in the payout calculation or in the Participant’s metrics.
          If such leave of absence extends for more than 30 days during the Plan Period, the Participant may be eligible for a pro rated payout calculated in accordance with the above table and the other terms of this Plan as permitted by local law. All payments (if any) will be paid on the same date that active Participants receive payment.

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          For purposes of determining whether the payment may be pro rated, a leave of absence begins on the date that the leave of absence begins as noted in the Company’s records (or in the case of short term disability, on the same date that short term disability benefits begin).

X.	Death and Long Term Disability
          In the event of long-term disability or death, a pro rated payment based on the length of service during the Plan Period will be paid in accordance with the above table and other terms of this Plan. All such payments (if any) will be paid on the same date that active Participants receive payment or, at the Company’s discretion, at an earlier date. “Long-term disability” is defined as eligibility to receive long-term disability benefits under the Company’s LTD Policy. For proration purposes, active service ends when the employee is no longer paid regular wages through payroll for work performed.

XI.	Loans, Advances or Draws
          Loans or advances against potential payments will not be made under this Plan. If a Participant has an outstanding advance or loan from the Company or has an outstanding obligation to repay to the Company money related to an expatriate assignment or tax equalization, all or a portion of any bonus or incentive payout under this Plan may be first applied to the outstanding balance of such advance, loan or obligation related to an expatriate assignment or tax equalization, as permitted by law. Upon request by the Company, any Participant with such an outstanding loan, advance or other obligation will sign and deliver a written instrument authorizing such application of any payout.

XII.	Forms of Payment
          As permitted by law, Sapient may, with the agreement of a Participant, pay a bonus or incentive in whole or in part, in cash, stock options, stock, warrants or other equity instruments (or any combination thereof), in such amounts and under such terms and conditions to which Sapient and a Participant may agree.

XIII.	Plan Administration and Management
          A Plan Committee will administer this Plan. The Plan Committee will be composed of the CEO, CFO, General Counsel and People Success lead. The Plan Committee will have full and absolute discretion with respect to administration of all aspects of this Plan, including, without limitation, determining Plan payouts, interpreting this Plan and ruling on special situations. Further, the Plan Committee, in its sole discretion and with or without notice or cause, may, to the extent authorized by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), modify, amend or terminate this Plan or take other actions affecting Plan Participants without advance notice to Participants of such actions. While this Plan will be administered in accordance with applicable law, nothing in this Plan is a guarantee of current or future compensation or income.
          The Company’s books and records are the exclusive source of data for administration of this Plan. The Plan Committee’s interpretation of the books and records is final.
          If a Participant wants to dispute a bonus or incentive payout or calculation decision affecting the Participant or any other decision affecting the Participant, that Participant must request reconsideration in writing. The request must be given to the People Success Lead within 60 days after the date of the disputed decision.
          By participating in this Plan, each Participant agrees that a failure to properly request reconsideration of any payout or calculation decision or other decision within this 60-day period constitutes agreement with such decision made by the Company. If the reconsideration request is properly submitted, the People Success Lead will resolve the disputed decision upon review of the circumstances and of the available documentation and submit his

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or her initial determination to the Plan Committee for review. The decision of the People Success Lead as to such dispute will be final.

XIV.	Miscellaneous
          Unless required by law or court order, a Participant may not assign this Plan or any bonus or incentive payment or right to payment.
          If a provision of this Plan is found invalid, illegal or unenforceable, the other provisions of this Plan shall remain in full force and effect, and such invalid, illegal or unenforceable provision shall be reformed as necessary to make it valid, legal and enforceable to the maximum extent possible under law (or, if such reformation is impossible, such provision shall be severed from this Plan).
          All payouts under this Plan are anticipated to be made within the first quarter of the year following the expiration of the Plan Period (but in any event within the calendar year following the expiration of the Plan Period) and are subject to applicable withholdings and deductions as required by law.
          If employed by Sapient Corporation, Sapient Government Services, Inc., or Sapient Private Limited, the
          Participant continues to be an “at will” employee, and Sapient has the right to terminate a Participant’s employment and/or participation in the Plan at any time, with or without cause or prior notice.
          If employed by Sapient Canada Inc., Sapient GmbH, Sapient Limited or Sapient Netherlands B.V., the Participant continues to be employed in accordance with the terms of his/her employment agreement (the “Employment Agreement”). Sapient has the right to terminate a Participant’s employment and/or participation in this Plan at any time, with or without cause or prior notice, subject to the terms of the Participant’s Employment Agreement and as permitted by local applicable law.
          This Plan supersedes all prior understandings, negotiations and agreements, whether written or oral, between each individual Participant and the Company as to the subject matter covered by this Plan. In the event of any conflict between this Plan and any presentations, documents, statements or other communications concerning the subject matter of this Plan, this Plan shall control. This Plan describes the sole and exclusive bonuses or incentives the Company is offering to Participants during the Plan Period; provided, however, that nothing in this Plan will prevent the Company from paying any individual a discretionary bonus or incentive payment at any time or from time to time if authorized in advance by the Compensation Committee. The Company has no obligation to pay anyone a discretionary bonus or incentive at any time.
          No person who is not a Participant in this Plan shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term or provision of this Plan.

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